Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS ANNOUNCES EXTENSION OF ARIGENE TENDER OFFER AND

AMENDMENT OF MERGER AGREEMENT

DURHAM, N.C. – November 17, 2009 – Trimeris, Inc. (Nasdaq: TRMS) (“Trimeris”) today announced that it has agreed to an extension of the tender offer for all of Trimeris’ outstanding shares of common stock commenced by Arigene Co., Ltd. (“Arigene”) and RTM Acquisition Company (the “Purchaser”) on October 19, 2009 until 5:00 p.m., New York City time, on Monday, December 28, 2009. Based on a preliminary count by the depositary for the tender offer, as of the close of business on November 16, 2009, a total of 18,462,006 shares, which represent approximately 82.72% of the shares subject to the tender offer, have been tendered and not withdrawn pursuant to the tender offer.

The extension of the tender offer period is contained in an amendment to the Agreement and Plan of Merger, by and among Trimeris, Arigene and the Purchaser, dated as of October 2, 2009 (the “Merger Agreement”), which provides, among other things, that Arigene and the Purchaser will be required to purchase shares of Trimeris common stock at the expiration date of the tender offer (as extended) even if there is a material adverse effect at Trimeris at the expiration of the tender offer. The amendment also obligates Arigene and Trimeris to issue a joint direction to the escrow agent under the Merger Agreement directing immediate payment to Trimeris of the $12 million reverse termination fee currently held in escrow pursuant to the terms of the Merger Agreement.

A copy of the amendment to the Merger Agreement is being filed today as an exhibit to Trimeris’ Schedule 14D-9 filed with the Securities and Exchange Commission.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of the Company’s drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of the Company’s products; the results of the Company’s previous clinical trials are not necessarily indicative of future clinical trials; and the Company’s drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

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